Exhibit 10.2

ADDENDUM TO EXECUTIVE OFFER OF EMPLOYMENT

This Addendum (the “Addendum” is made as of July 25, 2024 to that certain Amended and Restated Offer of Employment dated May 8, 2024 (the “Agreement”), by and between EMCORE Corporation, a New Jersey corporation (the “Company”), and Matthew Vargas (the “Executive”).

Thank you for your willingness to serve on the Company’s Board of Directors (the “Board”). This Addendum sets forth the material terms and conditions of your appointment to the Board. Your appointment to the Board will become effective upon the Board’s approval of your appointment and your execution of this Addendum.

This Addendum confirms that your services as a director will be subject to the Indemnification Agreement that you previously executed with the Company. In addition, as an employee director, you will not be eligible to receive any additional compensation for your service on the Board, nor will you be eligible to participate in any of the compensation programs that are offered to our other directors, all of whom are non-employee directors. Rather, your compensation set forth in the Agreement will be deemed to compensate you for your service on the Board. In addition, your signature below indicates your agreement to voluntarily resign from the Board promptly following, but in any event within two business days of you ceasing for any reason to serve in the role of the Company’s Interim Chief Executive Officer.

For the avoidance of doubt, in the event of any conflict or inconsistency between the Agreement and this Addendum, this Addendum shall prevail and control. Except as amended hereby, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Amended and Restated Offer of Employment.

EMCORE Corporation

/s/ Cletus C. Glasener	Date:	7/25/2024
Name: Cletus C. Glasener
Title: Chairman of the Board

MATTHEW VARGAS

/s/ Matthew Vargas	Date:	7/26/2024
Matthew Vargas

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